SUPPLEMENTAL INDENTURE, dated as of September 15, 2005, by and between Unisys Corporation, a Delaware corporation (the "Company"), and HSBC Bank USA, National Association, as trustee (the "Trustee"), to the Indenture, dated as of May 1, 2001, between the Company and the Trustee (the "Indenture").

                          W I T N E S S E T H :

            WHEREAS, the Company and the Trustee have heretofore executed and delivered the Indenture providing for the issuance of 8 1/8% Senior Notes due 2006 (the "Notes") of the Company;

            WHEREAS, there is currently outstanding under the Indenture $400,000,000 in aggregate principal amount of the Notes;

            WHEREAS, the Indenture, among other things, restricts the Company's ability to create certain mortgages and liens and to enter into sale and leaseback transactions;

            WHEREAS, Section 8.2 of the Indenture provides that the Company and the Trustee may, with the written consent of the Holders of not less than 66-2/3% in aggregate principal amount of the outstanding Notes, enter into a supplemental indenture for the purpose of amending the Indenture;

            WHEREAS, the Company has offered to purchase for cash all of the outstanding Notes upon the terms and subject to the conditions set forth in the Offer to Purchase and Consent Solicitation Statement dated September 9, 2005, as the same may be amended, supplemented or modified (the "Offer");

            WHEREAS, the Offer is conditioned upon, among other things, the proposed amendments (the "Proposed Amendments") to the Indenture set forth herein having been approved by the Holders of not less than 66-2/3% in aggregate principal amount of the outstanding Notes (and a supplemental indenture in respect thereof having been executed and delivered), with such Proposed Amendments becoming operative on the date on which the Company makes payment for Notes representing at least 66-2/3% in aggregate principal amount of the outstanding Notes pursuant to the Offer (the "Settlement Date");

            WHEREAS, the Company has received and delivered to the Trustee the requisite consents to effect the Proposed Amendments under the Indenture;

            WHEREAS, the Company has been authorized by a resolution of its Board of Directors to enter into this Supplemental Indenture; and

            WHEREAS, all things necessary to make this Supplemental Indenture a valid agreement of the Company and the Trustee, in accordance with its terms, and a valid amendment of, and supplement to, the Indenture have been done;

            NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein, and for other good and valuable consideration the receipt of which is hereby acknowledged, and for the equal and proportionate benefit of the Holders of the Notes, the Company and the Trustee hereby agree as follows:

                                   ARTICLE ONE
                     Scope of Supplemental Indenture; Definitions

Section 1.01 Changes, etc. Applicable Only to the Notes.
            The changes, modifications and supplements to the Indenture effected by this Supplemental Indenture in Sections 2.01 through 2.04 hereof shall only be applicable with respect to, and govern the terms of, the Notes and shall not apply to any other Securities that may be issued under the Indenture.

Section 1.02 Definitions.

            Capitalized terms used in this Supplemental Indenture and not otherwise defined herein shall have the meanings assigned to such terms in the Indenture.

                                  Article Two
                          Amendments to the Indenture

Section 2.01 Amendment of Section 1.1.

            On and as of the Settlement Date, the provisions of Section 1.1 of the Indenture are amended by deleting the following definitions: "Affiliated Corporation"; "Consolidated Stockholders' Equity"; "Funded Debt"; "Principal Manufacturing Property"; "Subsidiary"; and "Wholly Owned Subsidiary".

Section 2.02 Amendment of Section 3.6.

            On and as of the Settlement Date, the provisions of Section 3.6 are amended by deleting the text of such Section in its entirety and inserting in lieu thereof the phrase "[intentionally omitted]".

Section 2.03 Amendment of Section 3.7.

            On and as of the Settlement Date, the provisions of Section 3.7 of the Indenture are amended by deleting the text of such Section in its entirety and inserting in lieu thereof the phrase "[intentionally omitted]".

Section 2.04 Amendment of Section 5.1.

            On and as of the Settlement Date, the provisions of Section 5.1 of the Indenture are amended by deleting the text of paragraphs (d), (e), (f) and
(g) from Section 5.1 and inserting in lieu thereof the phrase "[intentionally omitted]".

Section 2.05 Continuing Effect of Indenture.

            Except as expressly provided herein, all of the terms, provisions and conditions of the Indenture and the Notes outstanding thereunder shall remain in full force and effect.

Section 2.06 Construction of Supplemental Indenture.

            This Supplemental Indenture is executed as and shall constitute an indenture supplemental to the Indenture and shall be construed in connection with and as part of the Indenture. This Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York.

                               Article Three
                               Miscellaneous

Section 3.01 Trust Indenture Act Controls.

            If any provision of this Supplemental Indenture limits, qualifies or conflicts with another provision of this Supplemental Indenture or the Indenture that is required to be included by the Trust Indenture Act of 1939, as amended, as in force at the date this Supplemental Indenture is executed, the provision required by said Act shall control.

Section 3.02 Trustee Disclaimer.

            The recitals contained in this Supplemental Indenture shall be taken as the statements of the Company, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this Supplemental Indenture.

Section 3.03 Counterparts.

            This Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the day and year first above written.


UNISYS CORPORATION
By: _______________________________
Name: Scott A. Battersby
Title: Vice President and Treasurer


HSBC BANK USA, NATIONAL ASSOCIATION, as trustee
By: ____________________________
Name:
Title: